Exhibit 10.4(a)

[OXFORD LETTERHEAD]

January 23, 2003

Mr. Ford Perry
Wachovia Securities, Inc
301 South College Street
4th Floor
Charlotte, NC 28288

Dear Ford:

     I am writing to confirm the changes in our agreement that we discussed by email. I think this correctly sets out what we agreed. The agreement that we are changing is the one with a date of December 1, 2002. That one replaced the agreement of May 1, 2002.

     The arrangements in paragraphs 2 and 3 of the agreement will be merged into a single $650,000 fee target. We have already paid $150,000 of this in cash, to comply with paragraph 3. An additional $500,000 in cash is thus to be generated for Wachovia from fees. Of the target fees of $650,000, $500,000 will be paid in cash as we do each financing, and $150,000 will be credited against the $150,000 we already paid you.

     Wachovia will continue to get a fee of 1% of the debt financings contemplated by paragraph 2, and will also generate fees for services related to asset backed securitizations transactions. Until total fees of up to $300,000 have been generated, half of the fee will be credited against the $150,000 already paid, and the other half will be payable currently in cash as each financing is done. For total fees in excess of $300,000 and up to $650,000, all payments will be in cash. In effect, assuming that only debt is raised and no asset backed securitizations are done, of the first $30 million in debt that we raise, you get a 1% fee for a total fee of $300,000, of which $150,000 will be paid in cash and $150,000 will be credited against the $150,000 that we already paid you, and then for the next $35 million in debt that we raise, you get a 1% fee in cash. This will apply to the $7.5 million in debt that we just raised from F&M, so that on this F&M debt, we will pay you $37,500 in cash and $37,500 will be credited against the $150,000 that we already paid you, reducing the remaining fee target to $575,000.

     The last sentence in the first paragraph of paragraph 2 will still apply, so that if Wachovia expressly declines to help on a debt financing, it will not be entitled to the commission.

Accepted and agreed to:

BY:           /s/ Michael J. Altenburger
Mike Altenburger
Chief Financial Officer
Oxford Finance Corporation
703-519-4900 x106
mja@oxfordfinance.com

Accepted and agreed to:

Wachovia Securities, Inc
(Formerly known as First Union Securities, Inc)

By:           /s/ Ford Perry